                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                      under
                           The Securities Act of 1933


                     PHILADELPHIA CONSOLIDATED HOLDING CORP.
                     ---------------------------------------
             (Exact name of registrant as specified in its charter)

              Pennsylvania                              23-2202671
    -------------------------------        ------------------------------------
    (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)



           One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania   19004
           ------------------------------------------------------------
               (Address of principal executive offices)      (Zip Code)

                        Philadelphia Insurance Companies
                    Nonqualified Employee Stock Purchase Plan
                    -----------------------------------------
                            (Full title of the plan)

                              Mr. James J. Maguire,
                             Chief Executive Officer
                                       or
                         Mr. Craig P. Keller, Secretary
                     Philadelphia Consolidated Holding Corp.
                            One Bala Plaza, Suite 100
                         Bala Cynwyd, Pennsylvania 19004
                         -------------------------------
                     (Name and address of agent for service)

                                 (610) 617-7900
    ------------------------------------------------------- ---------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                           Michael M. Sherman, Esquire
                     Wolf, Block, Schorr and Solis-Cohen LLP
                          1650 Arch Street - 22nd Floor
                           Philadelphia, PA 19103-2097
                                 (215) 977-2236
                               FAX: (215) 977-2334

                         CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------
                                            Proposed           Proposed
   Title of                                  Maximum            Maximum           Amount of
Securities to be      Amount to be       Offering Price        Aggregate        Registration
  Registered          Registered(1)       Per Share(2)       Offering Price          Fee
  ----------          -------------       ------------       --------------          ---
Common Stock,          1,000,000             $46.96           $46,960,000         $4,320.32
No par value
--------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Philadelphia Consolidated Holdings Corp.'s common stock on the Nasdaq National Market on June 21, 2002.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         Information required by Part I of Form S-8 shall be included in documents to be sent or given to participants in the Philadelphia Insurance Companies Employee Stock Purchase Plan pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant are incorporated by reference in this registration statement:

         - the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         - the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

         - the registrant's Current Report on Form 8-K filed with the Commission on February 6, 2002;

         - the description of the registrant's common stock, no par value, contained in the registrant's registration statement on Form 8A/A, dated September 13, 1993, including any subsequent amendments or reports filed for the purpose of updating that description; and

         - all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, which shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively "Representatives"), and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1743 provides that indemnification against actual and reasonable expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

         Section 9 of Article IV of Philadelphia Consolidated Holding Corp.'s By-Laws provides indemnification to directors for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated Holding Corp.), whether civil, criminal, administrative, investigative or through arbitration. Section 9 of
Article IV of the By-Laws also permits Philadelphia Consolidated Holding Corp., by action of its board of directors, to indemnify officers, employees and other persons to the same extent as directors. Section 9 of Article IV of the By-Laws also provides that no director of Philadelphia Consolidated Holding Corp. shall be personally liable for monetary damages as such for any action taken or any failure to take any action unless: (a) the director has breached or failed to perform the duties of his or her office under Section 1721 of the BCL; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that these provisions shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, state or federal law. The provisions of Section 9 of Article IV of the By-Laws relating to the limitation of directors' liability, to indemnification and to the advancement of expenses constitute a contract between Philadelphia Consolidated Holding Corp. and each of its directors which may be modified as to any director only with that director's consent or as otherwise specifically provided in Section 9. Any repeal or amendment of Section 9 of Article IV of the By-Laws which is adverse to any director will apply to such director only on a prospective basis, and will not reduce any limitation on the personal liability of a director of Philadelphia Consolidated Holding Corp., or limit the rights of an indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. No repeal or amendment of the By-Laws will affect any or all of
Section 9 of Article IV so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by the unanimous vote of the directors of Philadelphia Consolidated Holding Corp. then serving or the affirmative vote of shareholders entitled to cast not less than a majority of the votes that all shareholders are entitled to cast in the election of directors.

         Section 9 of Article IV further permits Philadelphia Consolidated Holding Corp. to maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated Holding Corp. would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated Holding Corp. has purchased directors' and officers' liability insurance.

         In addition, the Nonqualified Stock Purchase Plan (the "Plan") provides that no member of the committee administering the Plan (the "Committee") shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan unless (i) the member of the Committee has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that these provisions shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

         The Plan also provides that service on the Committee shall constitute, for purposes of rights to indemnification from Philadelphia Consolidated Holding Corp., service as a member of the company's Board of Directors. Each member of the Committee shall be entitled, without further act on his part, to indemnity from Philadelphia Consolidated Holding Corp. and limitation of liability to the fullest extent provided by applicable law and by Philadelphia Consolidated Holding Corp.'s Articles of Incorporation and/or bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.


Exhibit
  No.                                   Description of Exhibit
  ---                                   ----------------------
  4          Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan.

  5          Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP.

 23.1        Consent of PricewaterhouseCoopers LLP.

 23.2        Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in the opinion filed as Exhibit 5).

  24         Power of Attorney (contained on the signature page of this registration statement).


ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on this 26th day of June, 2002.

                                     PHILADELPHIA CONSOLIDATED HOLDING CORP.


                                     By:   /s/  James J. Maguire
                                           -----------------------------------
                                           James J. Maguire
                                           Chairman of the Board of Directors
                                           and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Maguire and Craig P. Keller, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including, without limitation, post-effective amendments to this registration statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the date indicated.


Signature                              Title                                      Date
---------                              -----                                      ----
/s/  James J. Maguire                  Chairman of the Board of Directors,        June 26, 2002
--------------------------------       Chief Executive Officer and Director
James J. Maguire                       (Principal Executive Officer)


/s/  James J. Maguire, Jr.             President, Chief Operating Officer         June 26, 2002
--------------------------------       and Director
James J. Maguire, Jr.

/s/  Craig P. Keller                   Senior Vice President, Secretary,          June 26, 2002
--------------------------------       Treasurer and Chief Financial
Craig P. Keller                        Officer (Principal Financial and
                                       Accounting Officer)


/s/  Sean S. Sweeney                   Executive Vice President and               June 26, 2002
--------------------------------       Director
Sean S. Sweeney

/s/  Elizabeth H. Gemmill              Director                                   June 26, 2002
--------------------------------
Elizabeth H. Gemmill

/s/  William J. Henrich, Jr.           Director                                   June 26, 2002
--------------------------------
William J. Henrich, Jr.

/s/  Paul R. Hertel, Jr.               Director                                   June 26, 2002
--------------------------------
Paul R. Hertel, Jr.

/s/  Thomas J. McHugh                  Director                                   June 20, 2002
--------------------------------
Thomas J. McHugh

/s/  Michael J. Morris                 Director                                   June 26, 2002
--------------------------------
Michael J. Morris

/s/  Dirk Stuurop                      Director                                   June 11, 2002
--------------------------------
Dirk Stuurop

/s/  J. Eustace Wolfington             Director                                   June 26, 2002
--------------------------------
J. Eustace Wolfington

/s/  James L. Zech                     Director                                   June 26, 2002
--------------------------------
James L. Zech

                                  EXHIBIT INDEX


EXHIBIT NO.    DOCUMENT                                                                                 METHOD OF FILING
------------------------------------------------------------------------------------------------------------------------
  4            Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan.                     *

  5            Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP.                                 *

 23.1          Consent of PricewaterhouseCoopers LLP.                                                          *

 23.2          Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in the opinion filed              *
               as Exhibit 5).

  24           Power of Attorney (contained on the signature page of this registration statement).             *



* Filed electronically herewith.